Exhibit 10.32

Named Executive Officer Salary and Bonus Arrangements

On March 8, 2011, the Governance, Compensation and Nominations Committee of the Board of Directors of First Data Corporation (the “Company”) approved the following 2011 base salaries and target bonuses under the Senior Executive Incentive Plan for the Company’s named executive officers identified below. Also, on March 8, 2011, the Governance, Compensation and Nominations Committee of the Board of Directors of First Data Holdings Inc. (“Holdings”), the parent corporation of the Company, approved the following equity grants for the Company’s named executive officers identified below.

Name and Title	2011 Base Salary	2011 Bonus Target	Stock Option Grant	Restricted Stock Award
		(1)	(2)	(3)
Jonathan J. Judge Chief Executive Officer	$1,500,000	$2,250,000	83,333	41,667

Ray E. Winborne Executive Vice President & Chief Financial Officer	$600,000	$600,000	160,000	80,000

Edward A. Labry III Executive Vice President	$1,000,000	$1,250,000	200,000	100,000

Peter W. Boucher Executive Vice President	$550,000	$550,000	160,000	80,000

David R. Money Executive Vice President	$525,000	$525,000	160,000	80,000

(1)	2011 bonus funding will be determined at the discretion of the Committee at the end of the year after considering accomplishments during 2011, which may include: (1) financial performance, as measured by EBITDA and revenue; (2) operational performance, as measured by the attainment of business service level and other strategic operational objectives; and (3) attainment of the Company’s and each executive’s individual performance objectives.
(2)	Options to purchase shares of common stock of Holdings were granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. The options have a ten-year term, an exercise price of $3.00 per share and vest in increments of one-third each year beginning on March 8, 2012.
(3)	Restricted stock awards were granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates. The restricted stock awards vest 100% on the later of March 8, 2014 or following the lockup period after an initial public offering of the Company’s common stock. Shares of restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions.

From time to time, the Company’s executive officers also may receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal financial planning up to $20,000 per year, and reimbursement for relocation and moving expenses.